Exhibit 11 - Statement Re:  Computation of Earnings Per Share
                           (Unaudited)
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                         Three Months Ended June 30,  Six Months Ended June 30,
                              1997          1996          1997         1996
Average shares outstanding   8,670          8,649         8,663        8,666
Net effect of dilutive
  stock options, based on
  the treasury stock method     13             28            12           30
                            ______         ______        ______       ______


Total shares used in
  computation                8,683          8,677         8,675        8,696
                            ======         ======        ======       ======

Net income                 $ 3,981        $ 3,382       $ 9,205      $ 7,827
                           =======        =======       =======      =======

Net income per share       $  .46         $  .39        $  1.06      $   .90
                           ======         ======        =======      ========


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